SPECIAL POWER OF ATTORNEY

THE STATE OF CALIFORNIA

COUNTY

OF SANTA CLARA

KNOW ALL MEN BY THESE PRESENTS:

THAT I,
William
Kerrigan of, Wellesley, Massachusetts, do hereby appoint each of Kent H.
Roberts, Eric Brown, Clarence B. Brown III and Charles Deaton, or any of them acting individually, my true and lawful attorney-in-fact to act in my name, place and stead and on my behalf to do all or any of the following acts, deeds and things, to-wit:

	To prepare, sign and
file Forms 3, 4
and 5 relating to McAfee, Inc. with the Securities and Exchange Commission.


This instrument is to be construed and
interpreted as a special power
of attorney, whose scope is limited to
that referenced immediately above.


IN WITNESS WHEREOF, I hereunto
set my hand this 17th day of January,
2006.


/s/ William A.
Kerrigan